Exhibit 5.1

February 28, 2018

General Communication, Inc.

2550 Denali Street

Suite 1000

Anchorage, Alaska 99503

We have acted as Alaska corporate counsel for GCI Liberty, Inc., an Alaska corporation (the “Company”), for purposes of delivering this opinion letter in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 covering 365,000 shares of Class A-1 Common Stock (the “Shares”) that may be issued under the General Communication, Inc. Amended and Restated 1986 Stock Option Plan (the “Plan”).

We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion, including the Plan. We have assumed all documents submitted to us were accurate, duly executed and not subsequently altered. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the Alaska Corporations Code.

Based on the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP
STOEL RIVES LLP